Agreement And Plan Of Reorganization

This Agreement And Plan Of Reorganization (the “Agreement”) is made as of the 11th day of October, 2013, by and between Aquila Funds Trust, a Massachusetts business trust (the “Successor Trust”), on behalf of its series Aquila Three Peaks Opportunity Growth Fund (the “Successor Fund”), with its principal place of business at 380 Madison Avenue, Suite 2300, New York, New York 10017, and Aquila Three Peaks Opportunity Growth Fund, a Massachusetts business trust (the “Current Trust”), on behalf of its sole series Aquila Three Peaks Opportunity Growth Fund (the “Current Fund”), with its principal place of business at 380 Madison Avenue, Suite 2300, New York, New York 10017.  The Successor Fund and the Current Fund are sometimes referred to collectively herein as the “Funds” and individually as a “Fund.”

This Agreement is intended to constitute a plan of “reorganization” as defined in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder.  The reorganization (the “Reorganization”) will consist of (1) the transfer of all of the assets of the Current Fund to the Successor Fund solely in exchange for (A) the issuance of Class A, Class C, Class I and Class Y shares of beneficial interest of the Successor Fund (collectively, the “Successor Fund Shares” and each, an “Successor Fund Share”) to the Current Fund, and (B) the assumption by the Successor Fund of all of the liabilities of the Current Fund on the closing date of the Reorganization (the “Closing Date”), and (2) the distribution by the Current Fund, on or promptly after the Closing Date as provided herein, of the Successor Fund Shares to the shareholders of the Current Fund in liquidation and dissolution of the Current Fund, all upon the terms and conditions hereinafter set forth in this Agreement.  The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Whereas, each of the Current Fund and the Successor Fund is a series of an open-end management investment company registered pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Whereas, the Successor Fund is authorized to issue shares of beneficial interest.

Whereas, the Board of Trustees of the Current Trust has determined that the Reorganization is in the best interests of the Current Fund shareholders and is not dilutive of the interests of those shareholders.

Now, Therefore, in consideration of the premises of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	Transfer Of Assets Of The Current Fund In Exchange For The Successor Fund Shares And Assumption Of The Assumed Liabilities; Liquidation And Termination Of The Current Fund.

1.1  Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Current Fund will transfer all of its assets as set forth in Paragraph 1.2 hereof (the “Acquired Assets”) to the Successor Fund, free and clear of all liens and encumbrances and subject to no restrictions on the full transfer thereof (other than those arising under the Securities Act of 1933, as amended (the “Securities Act”)), and the Successor Fund agrees in exchange therefor: (i) to issue to the Current Fund the number of Successor Fund Shares, including fractional Successor Fund Shares, of each class with an aggregate net asset value (“NAV”) equal to the NAV of the Current Fund attributable to the corresponding class of the Current Fund’s shares (as described below), as determined in the manner set forth in Paragraphs 2.1 and 2.2 hereof; and (ii) to assume all of the liabilities and obligations of the Current Fund, whether accrued or contingent, known or unknown, existing at the Closing Date (collectively, the “Assumed Liabilities”).  Such transactions shall take place at the Closing (as defined in Paragraph 3.1 below).  For purposes of this Agreement, the Class A shares of the Current Fund correspond to the Class A shares of the Successor Fund, the Class C shares of the Current Fund correspond to the Class C shares of the Successor Fund, the Class I shares of the Current Fund correspond to the Class I shares of the Successor Fund, and the Class Y shares of the Current Fund correspond to the Class Y shares of the Successor Fund and the term “Successor Fund Shares” should be read to include each such class of shares of the Successor Fund.

1.2  (a)  The Acquired Assets shall consist of all of the Current Fund’s property, including, without limitation, all portfolio securities and instruments, dividends and interest receivables, cash, goodwill, contractual rights and choses in action of the Current Fund or the Current Trust in respect of the Current Fund, all other intangible property owned by the Current Fund, originals or copies of or access to all books and records of the Current Fund, and all other assets of the Current Fund on the Closing Date.  The Successor Fund shall also be entitled to receive copies of all records that the Current Trust is required to maintain under the Investment Company Act, and the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or other applicable laws, to the extent such records pertain to the Current Fund.

(b)  The Current Fund has provided the Successor Fund with a list of all of the Current Fund’s securities and other assets as of the date of execution of this Agreement, and the Successor Fund has provided the Current Fund with a copy of the current fundamental investment policies and restrictions and valuation procedures applicable to the Successor Fund.  The Current Fund reserves the right to sell any of such securities or other assets before the Closing Date (except to the extent sales may be limited by representations of the Current Fund contained herein and made in connection with the issuance of the tax opinion provided for in Paragraph 8.5 hereof) and agrees not to acquire any portfolio security that is not an eligible investment for, or that would violate an investment policy or restriction of, the Successor Fund.

1.3  The Current Fund will use its best efforts to discharge all of its known liabilities and obligations that are or will become due prior to the Closing.

1.4  On or as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”), the Current Trust shall liquidate the Current Fund and distribute pro rata to the Current Fund’s shareholders of record, determined as of the Valuation Time (the “Current Fund Shareholders”), the Successor Fund Shares received by the Current Fund pursuant to Paragraph 1.1 hereof.  Each Current Fund Shareholder shall receive the number of full and fractional Successor Fund Shares of the class corresponding to the class of shares of beneficial interest in the Current Fund (the “Current Fund Shares”) held by such Current Fund Shareholder that have an aggregate NAV equal to the aggregate NAV of the Current Fund Shares held of record by such Current Fund Shareholder on the Closing Date.  Such liquidation and distribution will be accomplished by the Current Trust instructing the Successor Trust to transfer the Successor Fund Shares then credited to the account of the Current Fund on the books of the Successor Fund to open accounts on the share records of the Successor Fund established and maintained by the Successor Fund’s transfer agent in the names of the Current Fund Shareholders and representing the respective pro rata number of the Successor Fund Shares due the Current Fund Shareholders.  The Current Trust shall promptly provide the Successor Trust with evidence of such liquidation and distribution.  All issued and outstanding Current Fund Shares will simultaneously be cancelled on the books of the Current Fund, and the Current Fund and the Current Trust will be dissolved.  The Successor Fund shall not issue certificates representing the Successor Fund Shares in connection with such exchange.

1.5  Ownership of Successor Fund Shares will be shown on the books of the Successor Fund’s transfer agent.  Any certificates representing ownership of Current Fund Shares that remain outstanding on the Closing Date shall be deemed to be cancelled and shall no longer evidence ownership of Current Fund Shares.

1.6  Any transfer taxes payable upon issuance of Successor Fund Shares in a name other than the registered holder of the Current Fund Shares on the books of the Current Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Successor Fund Shares are to be issued and transferred.

1.7  Any reporting responsibility of the Current Trust with respect to the Current Fund for periods ending on or before the Closing Date, including, but not limited to, the responsibility for filing of regulatory reports, tax returns, or other documents with the Commission, any state securities commissions, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Current Trust.

1.8  No sales load, contingent deferred sales charge, commission, redemption fee or other transactional fee will be charged as a result of the Reorganization.  With respect to shares of the Current Fund, for purposes of determining any contingent deferred sales charge applicable to corresponding Successor Fund shares received as a result of the Reorganization, the same sales charge and schedule that applied to such Current Fund shares prior to the Reorganization will apply after the Reorganization and the holding period will be calculated from the date such Current Fund shares were initially issued by the Current Fund.

2.                 Valuation

2.1  The NAV per share of each class of Successor Fund Shares and the NAV per share of each class of the Current Fund shall, in each case, be determined as of the close of regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern time) on the Closing Date (the “Valuation Time”).  The NAV of each Successor Fund Share shall be computed in the manner set forth in the Successor Trust’s Declaration of Trust, or By-Laws, and the Successor Fund’s then-current prospectus and statement of additional information.  The NAV of the Current Fund shall be computed in the manner set forth in the Current Trust’s Declaration of Trust or By-Laws, and the Current Fund’s then-current prospectus and statement of additional information.

2.2  The number of shares of each class of Successor Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Assets and the assumption of the Assumed Liabilities shall be determined by dividing the NAV of the Current Fund attributable to each class of Current Fund shares, as determined in accordance with Paragraph 2.1 hereof, by the NAV of each Successor Fund Share of the corresponding class, as determined in accordance with Paragraph 2.1 hereof.

2.3  The Successor Fund and the Current Fund shall cause a copy of its respective valuation report to be delivered to the other party at the Closing (as defined in Paragraph 3.1).  All computations of value shall be made by the pricing agent for the Successor Fund and the Current Fund.

3.           Closing And Closing Date

3.1  The Closing Date shall be October 11, 2013, or such earlier or later date as the parties may agree.  All acts necessary to consummate the Reorganization (the “Closing”) shall be deemed to take place simultaneously as of 5:00 p.m. (Eastern time) on the Closing Date unless otherwise agreed by the parties.  The Closing shall be held at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts, or at such other place as the parties may agree.

3.2  Portfolio securities that are held other than in book-entry form in the name of JPMorgan Chase Bank, N.A. (the “Current Fund Custodian”) as record holder for the Current Fund shall be presented by the Current Fund to JPMorgan Chase Bank, N.A. (the “Successor Fund Custodian”) for examination no later than three business days preceding the Closing Date.  Such portfolio securities shall be delivered by the Current Fund to the Successor Fund Custodian for the account of the Successor Fund on the Closing Date, duly endorsed in proper form for transfer, in such condition as to constitute good delivery thereof in accordance with the custom of brokers, and shall be accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof.  Portfolio securities held of record by the Current Fund Custodian in book-entry form on behalf of the Current Fund shall be delivered by the Current Fund Custodian through the Depository Trust Company to the Successor Fund Custodian and by the Successor Fund Custodian recording the beneficial ownership thereof by the Successor Fund on the Successor Fund Custodian’s records.  Any cash balances maintained by the Current Fund Custodian shall be delivered by the Current Fund Custodian transmitting immediately available funds by wire transfer to the Successor Fund Custodian and the Successor Fund Custodian crediting such funds to the account of the Successor Fund.

3.3  The Successor Fund Custodian shall deliver within one business day after the Closing a certificate of an authorized officer stating that the Acquired Assets have been delivered in proper form to the Successor Fund on the Closing Date.  The Current Trust, on behalf of the Current Fund, shall deliver within one business day after the Closing, a certificate of an authorized officer stating that all necessary transfer taxes including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment has been made.

3.4  If on the Closing Date (a) the New York Stock Exchange is closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere is disrupted so that accurate appraisal of the NAV of the Successor Fund Shares or the Current Fund pursuant to Paragraph 2.1 is impracticable (in the judgment of the Successor Trust Board with respect to the Successor Fund and the Current Trust Board with respect to the Current Fund), the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later date as may be mutually agreed in writing by an authorized officer of each party.

3.5  The Current Fund shall deliver at the Closing a list of the names, addresses, federal taxpayer identification numbers and backup withholding and nonresident alien withholding status and certificates of the Current Fund Shareholders and the number and percentage ownership of outstanding Current Fund Shares owned by each Current Fund Shareholder as of the Valuation Time, certified by the President or Secretary of the Current Trust and its Treasurer, Secretary or other authorized officer (the “Shareholder List”) as being an accurate record of the information (a) provided by the Current Fund Shareholders, (b) provided by the Current Fund’s transfer agent, or (c) derived from the Current Trust’s records by such officers or one of the Current Trust’s service providers.  The Successor Fund shall issue and deliver to the Current Fund a confirmation evidencing the Successor Fund Shares to be credited on the Closing Date, or provide evidence satisfactory to the Current Fund that such Successor Fund Shares have been credited to the Current Fund’s account on the books of the Successor Fund.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request.

4.           Representations And Warranties

4.1  Except as set forth on Schedule 4.1 of this Agreement, the Current Trust, on behalf of the Current Fund, represents, warrants and covenants to the Successor Fund, as follows:

(a)  The Current Fund is the sole series of the Current Trust.  The Current Trust is a business trust validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own all of its properties and assets and, subject to approval by the Current Fund’s shareholders, to perform its obligations under this Agreement.  The Current Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability.  The Current Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carry on its business as now being conducted;

(b)  The Current Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c)  The Current Trust is not in violation of, and the execution and delivery of this Agreement and the performance of its obligations under this Agreement on behalf of the Current Fund will not result in a material violation of, any provision of the Current Trust’s Declaration of Trust or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking with respect to the Current Fund to which the Current Trust, on behalf of the Current Fund, is a party or by which the Current Fund or any of its assets are bound;

(d)  No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Current Fund or any of the Current Fund’s properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Current Fund’s business.  The Current Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially adversely affects the Current Fund’s business or its ability to consummate the transactions contemplated herein or would be binding upon the Successor Fund as the successor to the Current Fund;

(e)  All material contracts or other commitments of the Current Fund (other than this Agreement or agreements for the purchase and sale of securities entered into in the ordinary course of business and consistent with its obligations under this Agreement) at or prior to the Closing Date and no such termination will result in liability to the Current Fund (or the Successor Fund);

(f)  The Statement of Assets and Liabilities of the Current Fund, and the related Statements of Operations and Changes in Net Assets, and the Schedule of Investments, and the notes thereto, as of and for the fiscal year ended December 31, 2012, have been audited by an independent registered public accounting firm retained by the Current Fund, and are in accordance with generally accepted accounting principles (“GAAP“) consistently applied and fairly reflect, in all material respects, the financial condition of the Current Fund as of such date and the results of its operations for the period then ended, and all known liabilities, whether actual or contingent, of the Current Fund as of the date thereof are disclosed therein.  The Statement of Assets and Liabilities will be in accordance with GAAP consistently applied and will fairly reflect, in all material respects, the financial condition of the Current Fund as of such date and the results of its operations for the period then ended.  No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of the Current Fund has been disclosed or is required to be disclosed in the Current Fund’s reports on Form N-CSR to enable the chief executive officer and chief financial officer or other officers of the Current Trust to make the certifications required by the Sarbanes-Oxley Act, and no deficiency, weakness, fraud, change, event or other factor exists with respect to the Current Fund that will be required to be disclosed in the Successor Fund’s Form N-CSR after the Closing Date;

(g)  Since the most recent fiscal year end, except as specifically disclosed in the Current Fund’s prospectus, its statement of additional information as in effect on the date of this Agreement, or its semi-annual report for the period ended June 30, 2013, there has not been any material adverse change in the Current Fund’s financial condition, assets, liabilities, business or prospects, or any incurrence by the Current Fund of indebtedness, except for normal contractual obligations incurred in the ordinary course of business or in connection with the settlement of purchases and sales of portfolio securities.  For the purposes of this subparagraph (g) (but not for any other purpose of this Agreement), a decline in NAV per Current Fund Share arising out of its normal investment operations or a decline in market values of securities in the Current Fund’s portfolio or a decline in net assets of the Current Fund as a result of redemptions or the discharge of Current Fund liabilities shall not constitute a material adverse change;

(h)  The Current Fund is the sole series of the Current Trust.  On the Closing Date, all federal and other tax returns, dividend reporting forms and other tax-related reports of the Current Trust required by law to have been filed by such date (taking into account any extensions) shall have been filed and shall be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best of the Current Trust’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(i)  For each taxable year of its existence, the Current Trust has had in effect an election to be treated as a “regulated investment company” under Subchapter M of the Code, has satisfied all of the requirements of Subchapter M of the Code for treatment as a regulated investment company, and has been eligible to compute its federal income tax under Section 852 of the Code;

(j)  All issued and outstanding Current Fund Shares are, and on the Closing Date will be, legally issued and outstanding, fully paid and non-assessable by the Current Fund.  All of the issued and outstanding Current Fund Shares will, at the time of Closing, be held of record by the persons and in the amounts set forth in the Shareholder List submitted to the Successor Fund pursuant to Paragraph 3.5 hereof.  The Current Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Current Fund Shares, nor is there outstanding any security convertible into any Current Fund Shares;

(k)  At the Closing Date, the Current Fund will have good and marketable title to the Acquired Assets, and full right, power and authority to sell, assign, transfer and deliver the Acquired Assets to the Successor Fund, and, upon delivery and payment for the Acquired Assets, the Successor Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, except such restrictions as might arise under the Securities Act;

(l)  The Current Trust has the trust power and authority, on behalf of the Current Fund, to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Current Trust’s Board of Trustees, and, subject to the approval of the Current Fund’s shareholders, assuming due authorization, execution and delivery by the Successor Trust, on behalf of the Successor Fund, this Agreement will constitute a valid and binding obligation of the Current Trust, on behalf of the Current Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(m)  The information to be furnished by the Current Trust, on behalf of the Current Fund, to the Successor Fund for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby and any information necessary to compute the total return of the Current Fund shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto or the requirements of any form for which its use is intended, and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading;

(n)  The information included in the proxy statement (the “Proxy Statement”) forming part of the Successor Fund’s Registration Statement on Form N-14 filed in connection with this Agreement (the “Registration Statement”) that has been furnished by the Current Fund to the Successor Fund for inclusion in the Registration Statement or information included in the Registration Statement concerning the Current Trust or the Current Fund that has been reviewed by the Current Fund, on the effective date of that Registration Statement and on the Closing Date, will conform in all material respects to the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(o)  Upon the effectiveness of the Registration Statement, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Current Trust or the Current Fund of the transactions contemplated by this Agreement;

(p)  All of the issued and outstanding Current Fund Shares have been offered for sale and sold in compliance in all material respects with all applicable federal and state securities laws, except as may have been previously disclosed in writing to the Successor Fund;

(q)  The current prospectus and statement of additional information of the Current Fund and any amendments or supplements thereto did not as of their dates or the dates of their distribution to the public contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading;

(r)  The Current Fund currently complies in all material respects with the requirements of, and the rules and regulations under, the Investment Company Act, the Securities Act, the Exchange Act, state “Blue Sky” laws and all other applicable federal and state laws or regulations.  The Current Fund currently complies in all material respects with all investment objectives, policies, guidelines and restrictions and any compliance procedures established by the Current Trust with respect to the Current Fund.  All advertising and sales material currently used by the Current Fund complies in all material respects with the applicable requirements of the Securities Act, the Investment Company Act, the rules and regulations of the Commission promulgated thereunder, and, to the extent applicable, the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) and any applicable state regulatory authority.  All registration statements, prospectuses, reports, proxy materials or other filings required to be made or filed with the Commission, FINRA or any state securities authorities by the Current Fund during the three (3) years prior to the date of this Agreement have been duly filed and have been approved or declared effective, if such approval or declaration of effectiveness is required by law.  Such registration statements, prospectuses, reports, proxy materials and other filings under the Securities Act, the Exchange Act and the Investment Company Act (i) are or were in compliance in all material respects with the requirements of all applicable statutes and the rules and regulations thereunder and (ii) do not or did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading;

(s)  Neither the Current Fund nor, to the knowledge of the Current Fund, any “affiliated person” of the Current Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor, to the knowledge of the Current Fund, has any affiliated person of the Current Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act; and

(t)  The tax representation certificate to be delivered by the Current Trust to Bingham McCutchen LLP at the Closing pursuant to Paragraph 7.4 hereof (the “Current Fund Tax Representation Certificate”) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

4.2  Except as set forth on Schedule 4.2 of this Agreement, the Successor Trust, on behalf of the Successor Fund, represents, warrants and covenants to the Current Fund as follows:

(a) The Successor Fund is a series of the Successor Trust.  The Successor Fund has not commenced operations and will not do so until the Closing.  The Successor Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The Successor Trust has the power to own all of its properties and assets and to perform its obligations under this Agreement.  The Successor Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability.  The Successor Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carry on its business as now being conducted;

(b)  The Successor Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c)  The Successor Trust’s registration statement on Form N-1A with respect to the Successor Fund that will be in effect on the Closing Date, and the prospectus and statement of additional information of the Successor Fund included therein, will conform in all material respects with the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder, and will not as of the effective date thereof and will not as of the Closing Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(d)  The Registration Statement, the Proxy Statement and statement of additional information with respect to the Successor Fund, and any amendments or supplements thereto in effect on or prior to the Closing Date included in the Registration Statement (other than written information furnished by the Current Fund for inclusion therein or information included therein concerning the Current Trust or the Current Fund that has been reviewed by the Current Fund, as covered by the Current Fund’s representation, warranty and covenant in Paragraph 4.1(n) hereof) will conform in all material respects to the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder.  Neither the Registration Statement nor the Proxy Statement (other than information furnished by the Current Fund for inclusion therein or information included therein concerning the Current Trust or the Current Fund that has been reviewed by the Current Fund, as covered by the Current Fund’s representation, warranty and covenant in Paragraph 4.1(n) hereof) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e)  The Successor Trust is not in violation of, and the execution and delivery of this Agreement and performance of its obligations under this Agreement on behalf of the Successor Fund will not result in a material violation of, any provision of the Declaration of Trust or By-Laws of the Successor Trust or any material agreement, indenture, instrument, contract, lease or other undertaking with respect to the Successor Fund to which the Successor Trust, on behalf of the Successor Fund is a party or by which the Successor Fund or any of its assets is bound;

(f)  No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Successor Fund or any of the Successor Fund’s properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Successor Fund’s business.  The Successor Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially adversely affects the Successor Fund’s business or its ability to consummate the transactions contemplated herein;

 (g)  The Successor Fund is a newly-formed separate series of the Successor Trust that, immediately after the Reorganization, will be treated as a separate corporation from each other series of the Successor Trust under Section 851(g) of the Code.  Prior to the Closing Date, the Successor Fund will have no assets, liabilities or operations of any kind;

(h)  The authorized capital of the Successor Fund consists of an unlimited number of shares of beneficial interest, no par value per share.  As of the Closing Date, the Successor Fund will be authorized to issue an unlimited number of shares of beneficial interest, no par value per share.  The Successor Fund Shares to be issued and delivered to the Current Fund for the account of the Current Fund Shareholders pursuant to the terms of this Agreement will have been duly authorized on the Closing Date and, when so issued and delivered, will be legally issued and outstanding, fully paid and non-assessable.  The Successor Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Successor Fund Shares, nor is there outstanding any security convertible into any Successor Fund Shares;

(i)  Upon consummation of the Reorganization, all issued and outstanding Successor Fund Shares, including those Successor Fund Shares to be delivered by the Successor Fund in accordance with Paragraph 1.4, will be, legally issued, fully paid and non-assessable and will have been offered for sale and sold in every state or territory in which the Current Fund Shares were offered for sale and sold on the Closing Date in compliance in all material respects with all applicable federal and state securities laws;

(j)  The Successor Trust has the trust power and authority, on behalf of the Successor Fund, to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Successor Trust’s Board of Trustees, and, assuming due authorization, execution and delivery by the Current Trust, on behalf of the Current Fund, this Agreement will constitute a valid and binding obligation of the Successor Trust, on behalf of the Successor Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(k)  The information to be furnished in writing by the Successor Trust, on behalf of the Successor Fund, for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto or the requirements of any form for which its use is intended, and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading;

(l)  No consent, approval, authorization or order of or filing with any court or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated by this Agreement by the Successor Trust or the Successor Fund, except for the registration of the Successor Fund Shares under the Securities Act and the Investment Company Act;

(m)  Neither the Successor Fund nor, to the knowledge of the Successor Fund, any “affiliated person” of the Successor Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor, to the knowledge of the Successor Fund, has any affiliated person of the Successor Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act; and

(n)  The tax representation certificate to be delivered by the Successor Trust, on behalf of the Successor Fund, to Bingham McCutchen LLP at the Closing pursuant to Paragraph 6.3 hereof (the “Successor Fund Tax Representation Certificate”) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

5.           Covenants

The Current Fund and the Successor Fund, respectively, hereby further covenant as follows:

5.1  The Current Fund will operate its business in the ordinary course of business between the date hereof and the Closing Date.  It is understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions and any other dividends and other distributions necessary or advisable (except to the extent dividends or other distributions that are not customary may be limited by representations made in connection with the issuance of the tax opinion described in Paragraph 8.5 hereof), in each case payable either in cash or in additional shares.

5.2  The Current Trust will call and hold a special meeting of the Current Fund’s shareholders to consider approval of this Agreement and act upon the matters set forth in the Proxy Statement.

5.3  The Successor Fund will prepare the notice of meeting, form of proxy and Proxy Statement (collectively, “Proxy Materials”) to be used in connection with such meeting, and will promptly prepare and file with the Commission the Registration Statement.  The Current Trust will provide the Successor Fund with information reasonably requested for the preparation of the Registration Statement in compliance with the Securities Act, the Exchange Act, and the Investment Company Act.

5.4  The Current Fund covenants that the Successor Fund Shares to be issued hereunder are not being acquired by the Current Fund for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.5  The Current Fund will assist the Successor Fund in obtaining such information as the Successor Fund reasonably requires concerning the beneficial ownership of the Current Fund Shares.

5.6  Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.7  The Current Fund shall furnish to the Successor Fund on the business day immediately following the Closing Date a statement of assets and liabilities of the Current Fund as of the Closing Date (“Statement of Assets and Liabilities”) setting forth the NAV (as computed pursuant to Paragraph 2.1 hereof) of the Current Fund as of the Valuation Time, which statement shall be prepared in accordance with GAAP consistently applied and certified by the Current Trust’s Treasurer or Assistant Treasurer.  As promptly as practicable, but in any case within 30 days after the Closing Date, the Current Trust shall furnish to the Successor Fund, in such form as is reasonably satisfactory to the Successor Fund, a statement of the earnings and profits of the Current Fund for federal income tax purposes, and of any capital loss carryovers and other items that will be carried over to the Successor Fund under the Code, and which statement will be certified by the Treasurer of the Current Trust.

5.8  Neither Fund shall take any action that is inconsistent with the representations set forth herein or, with respect to the Current Fund or Current Trust, in the Current Fund Tax Representation Certificate and, with respect to the Successor Fund, in the Successor Fund Tax Representation Certificate.

5.9  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the parties hereto shall treat and report the transactions contemplated hereby as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any position inconsistent with such treatment.

6.           Conditions Precedent To Obligations Of The Current Fund

The obligations of the Current Fund to complete the transactions provided for herein shall be, at its election, subject to the performance by the Successor Fund of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions, unless waived by the Current Fund in writing:

6.1  All representations and warranties by the Successor Trust, on behalf of the Successor Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

6.2  The Successor Trust shall have delivered to the Current Trust on the Closing Date a certificate of the Successor Trust on behalf of the Successor Fund executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the Current Trust and dated as of the Closing Date, to the effect that the representations and warranties of the Successor Trust made in this Agreement on behalf of the Successor Fund are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Article 6 has been met, and as to such other matters as the Current Trust shall reasonably request;

6.3  The Successor Trust, on behalf of the Successor Fund, shall have delivered to the Current Trust and Bingham McCutchen LLP an Successor Fund Tax Representation Certificate, satisfactory to Bingham McCutchen LLP, in a form mutually acceptable to the Successor Trust and the Current Trust, concerning certain tax-related matters; and

6.4  With respect to the Successor Fund, the Board of Trustees of the Successor Trust shall have determined that the Reorganization is in the best interests of the Successor Fund and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby.

7.           Conditions Precedent To Obligations Of The Successor Fund

The obligations of the Successor Fund to complete the transactions provided for herein shall be, at its election, subject to the performance by the Current Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions, unless waived by the Successor Fund in writing:

7.1  All representations and warranties of the Current Trust, on behalf of the Current Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

7.2  The Current Trust shall have delivered to the Successor Fund on the business day immediately following the Closing Date the Statement of Assets and Liabilities of the Current Fund pursuant to Paragraph 5.7 hereof, together with a list of its portfolio securities showing the federal income tax bases and holding periods of such securities, as of the Closing Date, certified by the Current Trust’s Treasurer or Assistant Treasurer;

7.3  The Current Trust shall have delivered to the Successor Trust on the Closing Date a certificate of the Current Trust, on behalf of the Current Fund, executed in its name by its President or Vice President and a Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Successor Trust and dated as of the Closing Date, to the effect that the representations and warranties of the Current Trust made in this Agreement on behalf of the Current Fund are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Article 7 has been met, and as to such other matters as the Successor Trust shall reasonably request;

7.4  The Current Trust, on behalf of the Current Fund, shall have delivered to Bingham McCutchen LLP an Current Fund Tax Representation Certificate, satisfactory to Bingham McCutchen LLP, in a form mutually acceptable to the Current Trust and the Successor Trust, concerning certain tax-related matters; and

7.5  With respect to the Current Fund, the Board of Trustees of the Current Trust shall have determined that the Reorganization is in the best interests of the Current Fund and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby.

8.           Further Conditions Precedent

If any of the conditions set forth below does not exist on or before the Closing Date with respect to either party hereto, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1  This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the Current Fund’s shareholders in accordance with the provisions of the Current Trust’s Declaration of Trust and By-Laws, and certified copies of the resolutions evidencing such approval by the Current Fund’s shareholders shall have been delivered by the Current Fund to the Successor Fund.  Notwithstanding anything herein to the contrary, neither party hereto may waive the conditions set forth in this Paragraph 8.1;

8.2  On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3 All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by either party hereto to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party hereto, provided that either party may waive any such conditions for itself;

8.4  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and, to the knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act; and

8.5  The parties shall have received an opinion of Bingham McCutchen LLP, dated the Closing Date, substantially to the effect that, based upon certain facts, assumptions and representations, and upon certifications contained in the Successor Fund Tax Representation Certificate and the Current Fund Tax Representation Certificate, for federal income tax purposes, (i) the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Current Trust and the Successor Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Current Trust on the transfer of the Acquired Assets to the Successor Fund solely in exchange for the Successor Fund Shares and the assumption by the Successor Fund of the Assumed Liabilities, or upon the distribution of the Successor Fund Shares to the shareholders of the Current Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Acquired Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code; (iii) the tax basis in the hands of the Successor Fund of each Acquired Asset will be the same as the tax basis of such Acquired Asset in the hands of the Current Trust immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Current Trust on the transfer; (iv) the holding period of each Acquired Asset in the hands of the Successor Fund, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Acquired Asset was held by the Current Fund (except where investment activities of the Successor Fund have the effect of reducing or eliminating the holding period with respect to an Acquired Asset); (v) no gain or loss will be recognized by the Successor Fund upon its receipt of the Acquired Assets solely in exchange for Successor Fund Shares and the assumption of the Assumed Liabilities; (vi) no gain or loss will be recognized by the Current Fund Shareholders upon the exchange of their Current Fund Shares for Successor Fund Shares as part of the Reorganization; (vii) the aggregate tax basis of the Successor Fund Shares that each Current Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Current Fund Shares exchanged therefor; (viii) each Current Fund Shareholder’s holding period for the Successor Fund Shares received in the Reorganization will include the period for which such shareholder held the Current Fund Shares exchanged therefor, provided that the Current Fund Shareholder held such Current Fund Shares as capital assets on the date of the exchange. Notwithstanding anything in this Agreement to the contrary, neither the Current Fund nor the Successor Fund may waive the condition set forth in this Paragraph 8.5.

9.           Brokerage Fees

9.1  Each party hereto represents and warrants to the other party hereto that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2  The Current Fund agrees to bear the costs of printing the proxy statement, the proxy solicitation, mailing and attestation costs attributable to the Reorganization.  Each of the Current Fund and the Successor Fund agrees to bear its allocated share of the costs of preparing the proxy statement and other costs attributable to the Reorganization (excluding any proxy solicitation, mailing and attestation costs).  Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in such party’s failure to qualify for tax treatment as a “regulated investment company” within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

10.           Entire Agreement; Survival Of Warranties; Undertaking

10.1  The Successor Trust and the Current Trust each agrees that neither party has made any representation, warranty or covenant not set forth herein or referred to in Paragraphs 4.1, 4.2 or Section 5 hereof and that this Agreement constitutes the entire agreement between the parties with respect to the matters covered by this Agreement.

10.2  The covenants to be performed after the Closing by both the Successor Trust and the Current Trust shall survive the Closing.  The representations, warranties and all other covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.

11.           Termination

11.1  This Agreement may be terminated by the mutual agreement of the Successor Trust and the Current Trust.  In addition, either party may at its option terminate this Agreement at or prior to the Closing Date:

(a)  because of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed at or prior to the Closing Date;

(b)  because of a condition herein expressed to be precedent to the obligations of the terminating party which has not been met and which reasonably appears will not or cannot be met;

(c)  by resolution of the Successor Trust’s Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Successor Fund’s shareholders; or

(d)  by resolution of the Current Trust’s Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Current Fund’s shareholders.

11.2  In the event of any such termination, there shall be no liability for damages on the part of the Successor Fund, the Successor Trust, the Current Trust or the Current Fund, or the trustees or officers of the Current Trust, or the Successor Trust, but, subject to Paragraph 9.2 hereof, each party shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement.

12.           Amendments

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Current Trust and the Successor Trust; provided, however, that following the meeting of the Current Fund’s shareholders called by the Current Trust pursuant to Paragraph 5.1 of this Agreement, no such amendment may have the effect of changing the provisions regarding the method for determining the number of Successor Fund Shares to be received by the Current Fund Shareholders under this Agreement to their detriment without their further approval; provided that nothing contained in this Paragraph 12 shall be construed to prohibit the parties from amending this Agreement to change the Closing Date.

13.           Notices

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Current Trust and the Successor Trust at 380 Madison Avenue, Suite 2300, New York, New York 10017.

14.           Headings; Counterparts; Governing Law; Assignment

14.1  The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.3  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

14.4  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the prior written consent of the other party hereto.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.5  It is expressly agreed that the obligations of the Successor Trust and the Current Trust shall not be binding upon any of their respective trustees, shareholders, nominees, officers, agents or employees personally, but bind only to the property of the Successor Fund or the Current Fund, as the case may be, as provided in the Successor Trust’s Declaration of Trust and the Declaration of Trust of the Current Trust, respectively.  The execution and delivery of this Agreement have been authorized by the trustees of the Successor Trust and of the Current Trust and this Agreement has been executed by authorized officers of the Successor Trust and the Current Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to imposed any liability on any of them personally, but shall bind only the property of the Successor Fund and the Current Fund, as the case may be, as provided in the Successor Trust’s Declaration of Trust and the Declaration of Trust of the Current Trust, respectively.

[Signature page follows.]

In Witness Whereof, each of the parties hereto has caused this Agreement to be executed as of the date first set forth above by its President or Vice President and attested by its Secretary or Assistant Secretary.

Attest:	Aquila Funds Trust, on behalf of its series Aquila Three Peaks Opportunity Growth Fund

By: /s/ Charles E. Childs, III	By: /s/ Diana P. Herrmann
Name: Charles E. Childs, III	Name: Diana P. Herrmann
Title: Secretary	Title: President

Attest:	Aquila Three Peaks Opportunity Growth Fund, on behalf of its series Aquila Three Peaks Opportunity Growth Fund

By: /s/ Charles E. Childs, III	By: /s/ Diana P. Herrmann
Name: Charles E. Childs, III	Name: Diana P. Herrmann
Title: Secretary	Title: President

Schedule 4.1

None.

Schedule 4.2

None.